EXHIBIT 99.1

Senesco Announces Completion of Cohort 2 of its Phase 1b/2a Trial

BRIDGEWATER, N.J. (April 22nd, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported today that it has completed cohort 2 in its Phase 1b/2a clinical study of SNS01-T.

In cohort 2, two multiple myeloma patients and one diffuse large B-cell lymphoma patient have completed the study. The safety data for the group will be provided to the Data Review Committee (DRC), who will meet and advise Senesco whether it is appropriate to proceed with cohort 3 and escalate the dose level to 0.2 mg/kg, a four-fold increase.

“We are pleased to have completed the second cohort in our Phase 1b/2a study,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “As soon as the DRC gives the go ahead, we expect to initiate cohort 3 and increase the dose level to 0.2 mg/kg.”

The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL .

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg per dose by intravenous infusion. The second group received 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"), as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393	info@senesco.com